Exhibit 10.1

Liberty Media International, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

May 20, 2005

UnitedGlobalCom, Inc.

4643 South Ulster Street, Suite 1300

Denver, Colorado 80237

Re: First Floor Office Space in the Building located at 12300 Liberty Boulevard, Englewood, Colorado 80112 (the "Building")

Ladies and Gentlemen:

Liberty Media International, Inc., as "Tenant", has entered into a binding letter agreement dated May 11, 2005 with Liberty Media Corporation, as "Landlord", with respect to the lease of approximately 21,677 usable square feet (the "Leased Premises") in the Building. The term "Lease" as used herein means such binding letter agreement unless and until superseded by a definitive lease agreement between Tenant and Landlord and thereafter shall mean such definitive lease agreement with appropriate adjustments to Paragraph references.

UnitedGlobalCom, Inc. ("Sublessee"), desires to enter into a lease (the "Sublease") for a portion of the premises referenced above and more particularly described below from Liberty Media International, Inc. ("Sublessor") pursuant to the terms and conditions set forth in this letter.

1. Premises. The premises will be 70% of the Leased Premises depicted on Exhibit A, attached hereto and by this reference incorporated herein, comprising approximately 15,174 usable square feet (the "Subleased Premises"), located on the first floor of the Building, together with the non-exclusive right in common with Landlord and Sublessor to use other common areas in the Building, as set forth on Exhibit B attached hereto and by this reference incorporated herein (the "Allocated Leased Space"). Sublessee will pay rent on a portion of the Allocated Leased Space (the "Sublessee Allocated Leased Space"), calculated as described in Exhibit B. The Subleased Premises and the Allocated Leased Space will be referred to herein collectively as the "Premises."

Following substantial completion of Landlord's Work (defined below), the usable area of the Leased Premises will be remeasured by Landlord's architect and such area will be used to calculate Base Annual Rent and the cost of Landlord's Work, as well as the Tenant Allocated Leased Space (as defined in the Lease) and the Sublessee Allocated Leased Space. The area of the Allocated Leased Space will not be remeasured and is hereby deemed correct by all parties.

2. Term. The term of the Sublease will be for approximately 10 years, commencing on the Commencement Date (defined in Exhibit C attached hereto and by this reference incorporated herein) and ending on the last day of the month of the tenth anniversary date of the Commencement Date.

3. Base Annual Rent. Sublessee will pay Base Annual Rent, payable in advance in equal monthly installments on the first day of each and every month of the term, in an amount equal to $ 25 per square foot for the Subleased Premises and the Sublessee Allocated Leased Space (assuming those areas consist of 23,294 square feet, Base Annual Rent will be $582,350, payable in equal monthly installments of $48,529.17). Base Annual Rent will be adjusted following completion of Landlord's Work based on (i) 70% of the actual measurement of the usable square footage of the Leased Premises as provided in Paragraph 1 above, (ii) the actual cost of Landlord's Work as set forth in Exhibit C and (iii) the calculation of the Sublessee Allocated Leased Space. Base Annual Rent will be automatically increased on the first day of the first month following each anniversary date of the Commencement Date in an amount equal to the percentage increase in the U.S. Department of Labor Consumer Price Index All Items, All Urban Consumers Denver-Boulder-Greeley ("CPI") for the same period. Except as set forth above with respect to the remeasurement of the Leased Premises and the actual cost of Landlord's Work, Base Annual Rent will not decrease, notwithstanding any decrease in CPI for the same period.

4. Additional Rent. In addition to Base Annual Rent, Sublessee will pay additional rent, as set forth below, which will also be rent under the Sublease and will be due and payable in the same manner as Base Annual Rent under the Sublease. Additional Rent will include all monetary amounts payable under the Sublease to Sublessor, including without limitation the following:

A. Cafeteria Expenses. All operating expenses of the Cafeteria will be allocated among Landlord, Sublessor and Sublessee in proportion to the number of employees and contract personnel of each party located in the Building from time to time.

B. Telephone Expenses. Landlord, Sublessor and Sublessee will arrange to be billed separately for telephone services. Telephone expenses, if any, that are not the subject of separate billing will be allocated between the parties based on usage.

C. Mailroom and Other Services. Sublessee's Percentage (defined below) of the actual costs for copier supplies, postage, courier, building and support services, mailroom services and medical supplies will be paid by Sublessee; provided, however, Sublessee will pay 100% of all such costs that are directly allocable to Sublessee and Sublessor will pay 100% of all such costs that are directly allocable to Sublessor. "Sublessee's Percentage" means 31.5% which has been calculated as 70% of Tenant's Percentage, which Sublessee acknowledges is 45% under the Lease.

D. Unforeseen Expenses. Any unforeseen expenses that are not capital in nature will be shared equitably among Landlord, Sublessor and Sublessee.

5. Landlord's Work. Pursuant to the Lease, Sublessor has secured Landlord's agreement to perform the work described in Paragraph 1 Exhibit C ("Landlord's Work"), to deliver the Leased Premises to Tenant (which will include the delivery of the Subleased Premises to Sublessee) in good order and condition, and to install Landlord's Work in a good and workmanlike manner, in compliance with all laws, rules, regulations and ordinances.

6. Parking. Sublessee will have the non-exclusive right, in common with Landlord and Sublessor, to use (a) the visitor parking spaces and (b) the parking facilities for the Building on an unassigned basis up to the amount of one parking space per employee of Sublessee, which parking spaces will be in the general location depicted on Exhibit D, attached hereto and by this reference incorporated herein; provided, however, 14 of such parking spaces will be covered and unassigned parking spaces, and one such parking space will be a covered and assigned parking space. There will be no charge for parking.

7. Alterations and Additions. Sublessee will have the right to make non-structural alterations, additions and installations at its own expense, from time to time during the term of the Sublease provided that Sublessee has received the prior written consent of Sublessor, which (provided that Sublessor has received the prior written consent of Landlord pursuant to the Lease) will not be unreasonably withheld or delayed, and provided further that Sublessee complies with the reasonable requirements of Sublessor and Landlord relating thereto.

8. Services, Taxes and Insurance. Pursuant to the Lease, Sublessor has secured that Landlord, at its expense, will provide janitorial, security and reception area services, electricity, gas, water, heating, air-conditioning and ventilation to the Premises for reasonable business hour use, in such a manner and at such times as provided from time to time to the premises in the Building occupied by Landlord. Pursuant to the Lease, Sublessor has secured that Landlord, at its cost, will pay for all real estate taxes and all-risk insurance for the Building. Sublessee, at its cost, will provide insurance on all of Sublessee's personal property and will provide a policy of commercial general liability in such amount as reasonably requested by Sublessor from time to time.

9. Use. The Premises will be used solely for general office purposes consistent with Landlord's use of the second floor premises as of the Acceptance Date (defined below).

10. Assignment and Subletting. Sublessee may not transfer or assign, mortgage or encumber any part of Sublessee's interest in the Sublease or sublet the Premises or allow any other party to use or occupy the Premises (collectively, a "Transfer") without the prior written consent of Sublessor, which may be withheld in Sublessor's sole discretion. Sublessor may not assign or transfer any part of Sublessor's interest in the Sublease without Sublessee's consent, which may be withheld in Sublessee's sole discretion, except to an entity that is an "affiliate" (within the meaning of Rule 405 under the Securities Act of 1933, as amended) of Sublessor. Sublessor and Sublessee will each remain primarily liable for all obligations under the Sublease, notwithstanding any permitted assignment or transfer.

11. Repairs and Maintenance. Pursuant to the Lease, Sublessor has secured that Landlord, at its sole cost and expense, will be responsible for all routine and customary repairs and maintenance to the Building and Subleased Premises that do not result from the gross negligence or willful misconduct of Tenant or Sublessee, or their respective agents, employees, invitees, contractors, licensees or other parties entering the property by or at the request of Tenant or Sublessee. Tenant will be responsible for all repairs and maintenance to the Subleased Premises resulting from the gross negligence or willful misconduct of Tenant or its agents, employees, invitees, contractors, licensees or other parties entering the property by or at the request of Tenant. Sublessee will be responsible for all repairs and maintenance of Sublessee's personal property and fixtures installed or located in the Subleased Premises and will also be responsible for all repairs and maintenance (i) to the Building and Premises resulting from the gross negligence or willful misconduct of Sublessee or its agents, employees, invitees, contractors, licensees or other parties entering the property by or at the request of Sublessee and (ii) subject to ordinary wear and tear, the furniture installed in the Subleased Premises by Sublessor or Landlord.

12 Early Termination.

(a) If Sublessee ceases to be an affiliate (as defined in Paragraph 10 hereof) of Sublessor, then Sublessee and Sublessor will each have the right to terminate the term of the Sublease upon six months' prior written notice to the other given within 45 days of the date Sublessee ceases to be an affiliate of Sublessor. If Sublessee ceased to be such an affiliate as a result of a sale or other disposition by Sublessor of its controlling equity interest in Sublessee in one or a series of related transactions, but excluding a disposition pursuant to a merger, consolidation, combination, tender offer, exchange offer or similar transaction in which all holders of Sublessee's Class A common stock may participate, then in such event (a "Sublessor Sale Event") no termination payment will be due to or from Sublessor or Sublessee upon exercise by either of them of the right to terminate the Sublease pursuant to this Paragraph 12(a). If Sublessee ceased to be such an affiliate other than as a result of a Sublessor Sale Event and either Sublessor or Sublessee exercises its right to terminate the Sublease pursuant to this Paragraph 12(a), then Sublessee shall pay to Sublessor no later than the 65th day prior to the termination of the Sublease an amount equal to the sum of (i) 70% of the unamortized costs for Landlord's Work plus (ii) the unamortized costs of any furniture, fixtures, equipment or other personal property that is either purchased by Landlord for Tenant or the Leased Premises and used by Sublessee or located in the Subleased Premises or purchased by Sublessor for Sublessee or the Subleased Premises, as reasonably determined by Sublessor (the "Termination Payment").

(b) Except as provided in Paragraph 12(a) above, Sublessee will have no right to terminate the Sublease prior to the expiration of its term without the prior written consent of Sublessor, which may be withheld in Sublessor's sole discretion. If Sublessor consents to such termination, Sublessee shall pay to Sublessor no later than the 65th day prior to the termination of the Sublease an amount equal to the Termination Payment.

(c) Sublessor agrees not to exercise its right to terminate the Lease pursuant to Paragraph 12A thereof except in connection with an early termination of the Sublease pursuant to Paragraph 12(a) or (b) above or with the prior written consent of Sublessee, which may be withheld in Sublessee's sole discretion. If Sublessee consents to such termination of the Lease, then the Sublease will terminate simultaneously therewith and Sublessee shall pay to Sublessor no later than the 65th day prior to the termination of the Lease and Sublease an amount equal to the Termination Payment, unless the termination is in connection with an early termination of the Sublease pursuant to Paragraph 12(a) with respect to a Sublessor Sale Event, in which case no termination payment will be due.

(d) If Landlord exercises its right to terminate the Lease pursuant to Paragraph 12B.1. thereof or Sublessor exercises its right to terminate the Lease pursuant to Paragraph 12B.2. thereof, Sublessor shall promptly so notify Sublessee and the Sublease shall terminate upon termination of the Lease, without any termination payment due to or from Sublessor or Sublessee

13. Transfer to Liberty Global, Inc. If the transactions contemplated by the Agreement and Plan of Merger dated January 17, 2005, among Tenant, Sublessee, New Cheetah, Inc., Cheetah Acquisition Corp. and Tiger Global Acquisition Corp. (as the same may be amended or modified) are consummated, then the Sublease, as contemplated by this letter agreement, between Liberty Media International as Sublessor and UnitedGlobalCom.Inc as Sublessee shall terminate upon the effective date of the consummation of said merger and shall be of no further force and effect.

14. Confidentiality. Except as may be required by applicable law, neither party will issue any press release or disclose any information to any third party whatsoever pertaining to the transactions contemplated hereunder without the prior written approval of the other party, which will not be unreasonably withheld.

15. Sublease Agreement. Upon approval of this letter by both parties, the parties will negotiate in good faith the terms and conditions of a sublease agreement reflecting the points contained herein and other mutually acceptable terms and conditions. The parties will use their reasonable best efforts, in good faith, to reach agreement on the definitive Sublease and to execute the Sublease on or before 60 days after the Acceptance Date (defined below).

16. Landlord Obligations. If Landlord fails to perform its obligations under the Lease as described in Paragraphs 5, 8 and 11 hereof, Sublessor will use its commercially reasonable efforts on its own behalf and on behalf of Sublessee to enforce such obligations. Sublessor and Sublessee will consult in good faith on the enforcement actions to be taken and all costs and expenses, including legal fees and expenses, incurred by Sublessor in connection therewith will be shared 70% by Sublessee and 30% by Sublessor.

17. Binding Agreement. This letter is not a sublease and is not intended to be a substitute for the Sublease. This letter is a binding agreement between the parties and will be superseded only at such time as the definitive Sublease contemplated hereby is executed and delivered by the parties. Sublessee acknowledges that Sublessor has requested that Landlord commence the construction of Landlord's Work in the Leased Premises pursuant to Paragraph 5 above, and in reliance and on receipt of a fully executed copy of this letter, Sublessor will cause Landlord to begin to incur substantial construction costs and will begin altering the Leased Premises. Further, in reliance and on receipt of a fully executed copy of this letter, Sublessee will terminate its current lease with a third-party landlord. Accordingly, each party is relying on the binding nature of this letter of intent. The exclusive and sole remedy for the breach by any party of its obligations under this letter of intent will be the right of the non-breaching party to terminate this letter of intent and to obtain damages for such breach as follows:

A. Sublessor's Remedy. If the breaching party is Sublessee, Sublessor will be entitled to recover all actual out-of-pocket costs and expenses (soft and hard costs) for which it is liable to Landlord relating in any way to Landlord's Work.

B. Sublessee's Remedy. If the breaching party is Sublessor, Sublessee will be entitled to recover (a) if Landlord fails to substantially complete Landlord's Work on or before the Outside Completion Date (defined below in Schedule C), damages equal to 70% of the Termination Damages (defined below in Schedule C) received by Sublessor from Landlord, (b) if the breach relates to a breach by Landlord of the Lease other than a breach for which Sublessor receives Termination Damages, damages equal to 70% of the amount Sublessor recovers from Landlord with respect to such breach of the Lease, or (c) if the breach relates to an act or omission of Sublessor not as a result of a breach by Landlord of the Lease, damages in an amount equal to all actual out-of-pocket costs for base annual rent and operating costs (including any holdover rent) for alternate premises reasonably comparable to those currently occupied by Sublessee in Denver, Colorado, that are in excess of the Base Annual Rent that would have been payable by Sublessee under the Sublease for a period not to exceed nine months.

C. Attorney's Fees. The prevailing party will also be entitled to recover all costs and expenses, including without limitation reasonable attorneys' and legal assistants' fees.

D. Waiver of Specific Performance and Consequential Damages. Neither party will be entitled to, and each party hereby waives, the right to specific performance and consequential damages.

This letter will be governed by the laws of the State of Colorado, without reference to the laws of such jurisdiction regarding conflicts of laws. Any action to enforce any provision of this letter may be brought only in the United States federal court or a court of any state of the United States having jurisdiction in such matter. Each party consents to the in personam jurisdiction of any such court.

Each party shall pay its own expenses incurred in negotiating the definitive Sublease necessary to effectuate this transaction.

This letter may be signed in two or more counterparts, all of which together will constitute one agreement and each of which will constitute one original copy. This letter will become effective upon execution by both parties.

If the above sets forth our understanding of the proposed Sublease transaction, please sign the attached copy of this letter and return it to the undersigned on or before May 20, 2005 (the "Acceptance Date"). If Sublessor has not received an executed copy of this letter on or before the Acceptance Date, the matters set forth in this letter will be withdrawn from discussion.

Very truly yours,

Liberty Media International, Inc.,

a Delaware corporation

By: /s/ BERNARD G. DVORAK

Its: SVP & Controller

CONFIRMED AND AGREED:

UnitedGlobalCom, Inc.,

a Delaware corporation

By: /s/ MICHAEL T. FRIES

Its: CEO

Exhibit A

The Subleased Premises

The Subleased Premises shall constitute 70% of the Leased Premises set forth below.

[Diagram of Floor Plan]

Exhibit B

The Allocated Leased Space

The three clustered conference rooms in the center of the second floor (use of such conference rooms will be allocated reasonably and in an equitable manner based on Sublessee's Percentage as reasonably determined by Sublessor from time to time).

The lobby areas on the first and second floors of the Building.

The cafeteria, exercise facility and mailroom facility.

Calculation of Sublessee Allocated Leased Space

Sublessee Allocated Leased Space will be calculated as 70% of the Tenant Allocated Leased Space, which is calculated in accordance with the Lease as follows:

TALS = TCA +(LP/(LP+LLP)) x BCA

Where:

TALS = square feet in Tenant Allocated Leased Space

TCA = 2,718 square feet, that being the area of the first floor common area wholly allocated to Tenant under the Lease

LP = square feet included in Leased Premises

LLP = 27,338 square feet, that being the usable space in the Building occupied by Landlord (excluding any Allocated Leased Space)

BCA = 20,084 square feet, that being the area of all the common areas within the Building (24,377 square feet) less (i) TCA and (ii) 1,575 square feet, that being the area of the second floor common area wholly allocated to Landlord

For example, where

TCA = 2,718 square feet

LP = 21,677 square feet

LLP = 27,338 square feet

BCA = 20,084 square feet

then TALS = 2,718 + (21,677/(21,677 + 27,388)) x 20,084

TALS = 11,600 square feet

Subleased Allocated Leased Space = 8,120 square feet (70% x 11,600)

So, in this example the Subleased Premises and the Sublessee Allocated Leased Space would total 23,294 square feet. The square footage included in TCA, LLP and BCA, as set forth above, will not be remeasured and are deemed correct by the parties.

Exhibit C

Landlord's Work

1. Landlord's Work. Landlord will cause to be constructed and installed in the Leased Premises certain alterations, additions and improvements comparable in finish, style, layout and décor to the tenant finish on the second floor of the Building using an architect and general contractor as determined by Landlord in its sole discretion. As soon as reasonably possible, Landlord will use reasonable efforts to have prepared plans and specifications detailing Landlord's Work. Tenant will have the reasonable right to review and comment on such plans and specifications.

2. Base Construction Costs and Change Orders. Landlord will pay for the cost of Landlord's Work based on a construction budget acceptable to Landlord, which is currently estimated at approximately $2,500,000. Landlord will deliver a copy of the approved budget to Tenant. If Tenant makes any changes (change orders) or if the project costs are more than or less than the budget by 5% or more (the "Band"), then the Base Annual Rent to be paid by Tenant will be adjusted accordingly, as reasonably determined by Landlord and Tenant. Actual amounts of project costs over or under the Band will warrant a proportionate adjustment to Base Annual Rent. This adjustment should only apply to the portion of the Base Annual Rent that relates to the new construction, which represents approximately 60% of the Base Annual Rent. (The remaining 40% relates to existing first floor costs and furniture.) In order to clarify this concept a simple illustration is provided below:

Estimated base construction cost $2.5 million (which causes a Band of $2.625M -- 2.375M)

Assume actual construction costs are $2.75M

Overrun percentage is calculated as 2.75 / 2.625 or 4.7%

Rent adjustment calculation should be $25/sq. ft. * 60% * 4.7%

= .7 so the total new rent payment would be $25.70 / sq. ft.

3. Completion of Construction. Landlord will commence pursuing Landlord's Work as soon as reasonably possible following the mutual execution of the letter of intent with respect to the Leased Premises (the "Effective Date"). Landlord will use reasonable efforts to achieve substantial completion of Landlord's Work on or before nine months after the Effective Date (the "Target Date"), subject to Force Majeure Delays (defined below) and delays resulting from changes requested by Tenant or delays of Tenant (collectively, "Tenant Delays"). The commencement date (the "Commencement Date") will be that date that Landlord's Work in the Leased Premises is substantially complete and Landlord has delivered the Leased Premises to Tenant, which will be no sooner than seven months after the Effective Date. If Landlord is unable to complete Landlord's Work on or before the Target Date as a result of no delays caused by Tenant, then Landlord will make temporary premises available to Tenant in the Building or other buildings located on Landlord's property in the vicinity of the Building ("Landlord's Property") all as determined by Landlord from time to time, at a Base Annual Rental rate to Tenant of $12.00 per square foot comprising the temporary premises, as reasonably determined by Landlord. Landlord does not guaranty that such temporary premises will be in one location, one building or contiguous. To the extent that construction delays are caused by change orders requested by Tenant, Landlord reserves the right to terminate the use of the temporary premises. Landlord will use reasonable efforts to substantially complete Landlord's Work in the Leased Premises, subject to Tenant Delays and Force Majeure Delays on or before the date that is 14 months after the Effective Date (the "Outside Completion Date"). Subject to Tenant Delays and Force Majeure Delays, if Landlord fails to substantially complete Landlord's Work on or before the Outside Completion Date, then Tenant as its sole and exclusive remedy will have the right to terminate the Lease and recover damages equal to the Termination Damages (defined below). The Outside Completion Date will be automatically extended for any period of Tenant Delays or Force Majeure Delays. "Termination Damages" means $200,000. "Force Majeure Delays" means delays resulting from acts of God, strike or labor troubles, unavailability of materials, inclement weather, lockouts, fuel or energy shortages, governmental restrictions, regulation, controls, actions or inaction, civil commotion, fire, national emergency, acts of war or terrorism, and any other cause of any kind beyond the reasonable control of Landlord (except the financial inability of Landlord to perform its obligations).

Exhibit D

Parking Location

[Diagram of Parking Location]